Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-8

(Form Type)

National Energy Services Reunited Corp.

(Exact name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary Shares, no par value per share	Other (1)	6,500,000	(2)	$9.20	(1)	$59,800,000	$147.60 per $1,000,000	$8,826.48
Total Offering Amounts							$59,800,000		$8,826.48
Total Fee Offsets									$-
Net Fee Due									$8,826.48

(1)	The Proposed Maximum Offering Price Per Share, estimated in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933, as amended (the “Securities Act”) for purposes of calculating the registration fee, is $9.20, which was determined based on the average of the bid and ask prices of one of National Energy Services Reunited Corp.’s (the “Registrant”) Ordinary Shares, no par value per share, as reported by the OTC Pink Market on July 15, 2024.

(2)	Pursuant to Rule 416 of the Securities Act, this Registration Statement on Form S-8 (this “Registration Statement”) shall also cover any additional Ordinary Shares that become issuable under the Amended and Restated 2018 Long Term Incentive Plan pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction that results in an increase in the number of the Registrant’s outstanding Ordinary Shares.